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                 June 15, 2023

       Scott Davis
       Chief Executive Officer
       Ekso Bionics Holdings, Inc.
       101 Glacier Point, SuiteA
       San Rafael, California 94901

                                                        Re: Ekso Bionics
Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 12, 2023
                                                            File No. 333-272607

       Dear Scott Davis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Kyle Wiley, Staff Attorney, at (202) 344-5791 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Austin March